                                                                    EXHIBIT 10.6

                         -----------------------------

                      INDEMNITY AND COOPERATION AGREEMENT

                                    between

                              SPIE ENERTRANS S.A.,

                             COMSTOCK GROUP, INC.,

                         L.K. COMSTOCK & COMPANY, INC.,

                                      and

                             LKC ACQUISITION CORP.

                           Dated as of April 3, 1997

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         INDEMNITY AND COOPERATION AGREEMENT this "Agreement", dated as of April
3, 1997, between Spie Enertrans S.A., a societe anonyme organized under the laws of the Republic of France ("Spie Enertrans"), Comstock Group, Inc., a corporation organized under the laws of New York ("Comstock"), L.K. Comstock & Company, a corporation organized under the laws of New York ("LKC" or the "Company") and LKC Acquisition Corp., a corporation organized under the laws of Delaware ("LKC Acquisition").

                              W I T N E S S E T H:

         WHEREAS, LKC is a party to contracts the ("Project Contracts") related to the Projects (as hereinafter defined);

         WHEREAS, Spie Enertrans has loaned LKC $14,903,215 (the "Loan") in return for LKC's Contingent Promissory Note dated April 3, 1997 with a principal amount of $14,903,215 (as adjusted as provided therein) secured by general intangibles for moneys due or to become due under the Project Contracts.

         NOW, THEREFORE, in order to facilitate the repayment of the Loan, the parties hereto agree as follows:



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                                   ARTICLE I

          Section 1. Indemnity. Spie Enertrans agrees to indemnify LKC and hold it harmless from all Direct Costs.

          "Direct Costs" shall mean all documented amounts paid by LKC excluding overhead which are incurred pursuant to the terms of the Project Contracts or which may arise out of litigation to collect amounts due under the Project Contracts, including amounts expended by LKC in accordance with Secion 2(a) hereof, other than those i) arising out of the (x) negligence of LKC in the performance after the Closing of its obligations under the Project Contracts, (y) failure by the Company after the Closing to take actions required to be taken pursuant to the Project Contracts or (z) failure by the Company to take action required by this Agreement. Notwithstanding anything to the contrary contained herein, Direct Costs shall not include (x) expenses incurred as a result of claims for consequential damages, e.g., loss of business income or opportunity or (y) expenses arising out of any fraudulent actions by LKC.

          "Projects" shall mean (a) the LAX Airfield Signage and Lighting Agreement - Phase 2; (b) the Sunnyside Yard SFC Station Contract No. 8-295-41840; and (c) the Turnkey Agreement for the Brooklyn Navy Yard Cogeneration Project by and between Brooklyn Navy Yard Cogeneration Partners, L.P. and PMNC, a joint venture, in connection with the projects


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known as the Los Angeles International Airport Project and the Sunnyside Yard
Converter Station Project and LKC's investment in the Brooklyn Navy Yard Cogeneration Joint Venture, respectively.
         Section 2. Claim Recovery. a) LKC shall use its best efforts, in such form and manner as Spie Enertrans may reasonably request from time to time, to prepare, present, pursue and negotiate claims in respect of moneys due LKC associated with each of the Projects (each, a "Claim") in order to enable Spie Enertrans to recover through repayment of the Loan all amounts due or which may become due thereunder. LKC shall promptly inform Spie Enertrans of all material developments in the course of recovery of all claims.
         (b) From time to time, Spie Enertrans shall designate a representative in order to coordinate the Claim recovery effort with LKC. LKC agrees that the Claim recovery effort shall be performed by LKC under the guidance and supervision of, and in accordance with reasonable instructions from, such representative of Spie Enertrans. LKC agrees to provide such representative an office at its headquarters, together with secretarial support, a telephone and other customary accoutrements free of cost to Spie Enertrans. LKC and Spie Enertrans agree that such representative shall meet with representatives of LKC in


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order to coordinate such Claim recovery effort as often as is reasonably deemed to be necessary by Spie Enertrans.

     (c) Neither LKC nor any LKC employee shall have the right to negotiate or accept any settlement with respect to any Claim or group of Claims without the express written consent of the chief executive officer of Spie Enertrans or any other person designated in writing specifically for such purpose by such chief executive officer.

     (d) Spie Enertrans agrees to reimburse LKC within thirty (30) days after receipt by Spie Enertrans of a report set forth in paragraph (e) below, for Direct Costs provided that each expense of over $2,000 shall require the prior written approval of Spie Enertrans.

     (e) No later than fifteen (15) days after the end of each calendar month, LKC shall provide Spie Enertrans with a summary description of (i) the status of any Claim outstanding as of the end of such month, (ii) the actions taken by LKC in connection with the recovery of any Claim and (iii) a description of Direct Costs for such month in respect of which LKC requests reimbursement by Spie Enertrans in accordance with paragraph (d) above and Section 1 of this Agreement.

     (f) LKC shall cause all proceeds from the Claims which are recovered by LKC to be deposited directly by the debtor thereof into a segregated account established in a

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manner to be decided by Spie Enertrans at Harris Trust and Savings Bank.  LKC
agrees that it shall not deposit or transfer any other funds into such account or remove any funds from such account. The terms of such account shall provide that all moneys held in such account shall be held solely for the benefit of Spie Enertrans and that only Spie Enertrans shall have the right to make withdrawals and payments from such account.

     (g) Scheduled interest payments made by LKC to Spie Enertrans pursuant to the Contingent Promissory Note of LKC shall be reimbursed by Spie Enertrans as Direct Costs without deduction or setoff. Any U.S. tax withholdings are for the account of Spie Enertrans.

     (h) At Spie Enertrans' request, LKC agrees to use its best efforts to assign its rights under the Project Contracts to Spie Enertrans to the fullest extent permitted under such Project Contracts and applicable law, provided, however, that LKC shall be under no obligation to agree to an assignment that would materially and adversely affect LKC.

     (i) Within 30 days of the date hereof, Spie shall use its best efforts to secure a bank guarantee, letter of credit or other comparable arrangement with a bank, in substantially the form attached as Annex A hereto. In the event that a bank shall refuse to enter into such an


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arrangement with Spie, LKC and Spie shall use their respective best efforts to execute a guarantee agreement effecting an arrangement, coordinated with a bank, financial institution or insurance company, having a similar effect as the arrangement reflected in Annex A hereto. If Spie fails to secure such bank guarantee, letter of credit or other comparable arrangement with a bank, financial institution or insurance company, or if Spie fails to enter into a guarantee agreement with LKC, within 30 days of the date hereof, Spie shall be in material breach of its obligations hereunder. LKC shall not unreasonably withhold its agreement to accept those arrangements having a similar effect as the arrangements reflected in Annex A hereto.

     Section 3. Right of First Refusal. (a) In the event that, during the three-year period contemplated by clause (ii) of Section 2.1(b) of the Stock Purchase Agreement between Comstock and LKC Acquisition dated as of April 3, 1997 (the "Stock Purchase Agreement"), LKC Acquisition wishes to sell, assign, pledge or otherwise transfer ("Transfer") all or a portion of its Shares of Common Stock, par value $0.25 per share (the "Shares") of LKC, to a third party (the "Proposed Transferee") for an amount which is less than the pro rata portion of the Purchase Price, as defined in Section 2.1(b) of the Stock Purchase Agreement, (which shall include any amount paid to


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Comstock pursuant to clauses (ii) and (iii) of Section 2.1(b) up to and including, the date of such Proposed Transfer) paid for such Shares, LKC Acquisition shall not sell such Shares without having previously offered such Shares to Spie Enertrans in accordance with the provisions of this Section 3.

     (b) In the event of a Proposed Transfer as set forth in paragraph (a) above, LKC Acquisition shall give to Spie Enertrans 60-days' prior written notice of its intention to Transfer solely for cash consideration all or a portion of its Shares, identifying the Proposed Transferee and specifying all of the proposed terms of the Transfer. Such notice shall constitute an offer by LKC Acquisition, irrevocable for 60 days, to sell all or such portion of its Shares to Spie Enertrans. Such notice shall be accompanied by a copy of the written, legally binding agreement (or other evidence to such effect satisfactory to Spie Enertrans) of the Proposed Transferee to purchase all or such portion of the Shares to be so Transferred by LKC Acquisition setting forth the price to be paid by the Transferee (together, a "Transfer Notice").

     (c) Within 60 days after receipt by Spie Enertrans of a Transfer Notice, Spie Enertrans may, by giving written notice to LKC Acquisition, elect to purchase all or such portion of the Shares set forth in such Transfer


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Notice at the price and on the other terms and conditions set forth in the
Transfer Notice.

        (d) If Spie Enertrans shall not have given the notice contemplated by paragraph (c) above, LKC Acquisition shall have the right, exercisable not later than 180 days (subject to extension to comply with any applicable law) after the giving of a Transfer Notice, to sell all or such portion of the Shares to the Proposed Transferee at the price and on the other terms and conditions set forth in such Transfer Notice.

        (e)   The closing of any purchase and sale of Shares pursuant to this
Section 3 shall take place on such date as set forth in a notice from Spie Enertrans to LKC Acquisition. At any such closing, LKC Acquisition shall deliver any necessary and appropriate instruments of conveyance in order to effectuate the transfer of the Shares against payment of the applicable purchase price by wire transfer of immediately available funds.

         Section 4. Sale of Shares. Notwithstanding anything to the contrary provided herein, in the event that LKC Acquisition shall sell all or a portion of the Shares to a third party prior to the expiration of the three-year period contemplated by clause (ii) of Section 2.1(b) of the Stock Purchase Agreement without the prior written consent of Comstock and Spie Enertrans (other than (i) any such sale covered by Section 3, (ii) the sale or transfer of not more

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than 10% in the aggregate of the Shares to employees or directors of LKC and
iii. the sale or transfer of all or any portion of the Shares to employees or directors of LKC within the context of a merger or consolidation in accordance with Section E, provided that, in the case of (ii) and (iii), each such employee or director agrees in writing to assume (jointly with the surviving entity, in the case of (iii)) the obligations of LKC Acquisition under Section 2.1 of the Stock Purchase Agreement and Sections 3 and 4 hereof), LKC Acquisition shall pay to Comstock on demand an amount equal to the sum of (a) the difference between
(i) $2.5 million and (ii) the aggregate amount paid by LKC Acquisition (or any Affiliate (as defined in the Stock Purchase Agreement) of LKC Acquisition) to Comstock pursuant to Section 2.1(b)(ii) of the Stock Purchase Agreement and (b) the difference between (i) $2.5 million and (ii) the aggregate amount paid by LKC Acquisition or any Affiliate of LKC Acquisition) to Comstock pursuant to
Section 2.1(b)(iii) of the Stock Purchase Agreement.

         Section 5. LKC Acquisition and LKC Limitations on Merger, etc. Prior to the expiration of the three-year period contemplated in Section 2.1(b)(ii) of the Stock Purchase Agreement, neither LKC Acquisition nor LKC shall liquidate itself, enter into any merger or consolidation with any other Person or sell, transfer or dispose of all or

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substantially all of its assets without the express written consent of Comstock provided that such consent shall not be unreasonably withheld in the case of a merger between LKC and LKC Acquisition where LKC expressly assumes all obligations of LKC Acquisition hereunder.

          Section 6. Public Disclosure. The parties to this Agreement hereby agree that, except as may be required to comply with the requirements of applicable law or the rules and regulations of each stock exchange upon which the securities of one of the parties or its Affiliates as defined in the Stock Purchase Agreement) is listed, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto (which approval shall not be unreasonably withheld); provided, however, that, to the extent that either party to this Agreement is required by law or the rules and regulations of any stock exchange upon which the securities of one of the parties or its Affiliated is listed to make such a public disclosure, such public disclosure shall only be made after prior consultation with the other parties to this Agreement.

          Section 7.  Method of Asserting Claims

          (a) All claims for indemnification by LKC shall be asserted and resolved as set forth in this Section 7.


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          (b)  In the event that any written claim or demand for which Spie
Enertrans would be liable to LKC is asserted against or sought to be collected from LKC by a third party LKC shall promptly, but in no event more than 15 days following LKC's receipt of such claim or demand, notify Spie Enertrans of such claim or demand and the amount or the estimate amount thereof to the extent then feasible (which estimate shall not in any manner prejudice the right of LKC to indemnification to the fullest extent provided hereunder; (the "Third Party Claim Notice") and in the event that LKC shall assert a claim for indemnity under this section 7, not including a third party claim, LKC shall notify Spie Enertrans promptly following its discovery of the facts or circumstances giving rise thereto (together, with a Third Party Claim Notice, a "Claim Notice"); provided that the failure to notify on the part of LKC in the manner set forth herein shall not foreclose any rights otherwise available to LKC hereunder, except to the extent that Spie Enertrans is prejudiced by such failure to notify. Spie Enertrans shall have 30 days from the personal delivery or mailing of the Third Party Claim Notice (except that such a period shall be decreased to a time 10 days before a scheduled appearance date in a litigated matter) (the "Notice Period") to notify LKC (i) whether or not Spie Enertrans disputes the liability of Spie Enertrans to LKC hereunder with respect to such


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claim or demand and ii) whether or not it desires to defend LKC against such claim or demand. All costs and expenses incurred by Spie Enertrans in defending such claim or demand shall be a liability of, and shall be paid by, Spie Enertrans. In the event that Spie Enertrans notifies LKC within the Notice Period that it desires to defend LKC against such claim or demand, except as hereinafter provided, Spie Enertrans shall have the right to defend LKC by appropriate proceedings and by counsel reasonably acceptable to LKC. If LKC desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. LKC shall not settle a claim or demand without the consent of Spie Enertrans. Spie Enertrans shall not, without the prior written consent of LKC, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of, or which would otherwise have a material adverse effect on, LKC or any subsidiary or Affiliate thereof. If Spie Enertrans elects not to defend LKC against such claim or demand, whether by not giving LKC timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by LKC, then that portion of any such claim or demand as to which such defense is unsuccessful (and all reasonable costs and expenses


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pertaining to such defense) shall be the liability of Spie Enertrans hereunder.
To the extent Spie Enertrans shall control or participate in the defense or settlement of any third party claim or demand, LKC will give to Spie Enertrans and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and shall permit them to consult with the employees and counsel of LKC. LKC shall use its best efforts in the defense of all such claims, and in connection therewith shall be entitled to reimbursement by Spie Enertrans of expenses directly related to efforts undertaken at the specific request of Spie Enertrans.

     Section 8. Termination. Sections 1 and 2 to this Agreement may be terminated at any time (a) by agreement of Spie Enertrans and LKC, (b) by Spie Enertrans, if upon notice from Spie Enertrans to LKC that Spie Enertrans has fulfilled all of its obligations hereunder and intends to terminate the Agreement, LKC does not object to such termination within 45 calender days or
(c) by LKC, if upon notice from LKC to Spie Enertrans that LKC has fulfilled all of its obligations hereunder and intends to terminate the Agreement, Spie Enertrans does not object to such termination within 45 calender days. This Agreement in its entirety may be terminated at any time by Agreement of all parties hereto. Notwithstanding anything to the contrary


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contained herein, all notices pursuant to this Section 8 shall be delivered personally or by certified mail.

     In the event of the termination of this Agreement in accordance with this
Section 8, this Agreement shall hereafter become void and have no effect, and no party hereto shall have any liability to the other parties hereto, except for breaches prior to the date of such termination.

     Section 9. Amendment and Modification; Waiver.

     This Agreement may be amended or modified only in writing, signed by all parties hereto, with respect to any of the terms contained herein.

     Section 10. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Spie Enertrans may assign its rights and obligations hereunder to a wholly-owned subsidiary of Spie Enertrans provided that Spie Enertrans guarantees the obligations of such subsidiary.

     Section 11. Entire Agreement. This Agreement and the Stock Purchase Agreement contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

     Section 12. Fulfillment of Obligations. Any obligation of any party to any other party under this Agree-


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ment, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 13. Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Spie Enertrans, Comstock, LKC, LKC Acquisition or their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

     Section 14. Counterparts. This Agreement and any amendments hereto may be be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

     Section 15. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 16. Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telecopy, telex or telegram or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice):


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               (a) if to Comstock, to:

                   COMSTOCK GROUP, INC.
                   c/o Square D Company
                   1415 S. Roselle Road
                   Palatine, Illinois 60067

                   Attention: General Counsel

               With a copy to:

                   Sullivan & Cromwell
                   125 Broad Street
                   New York, New York 10004

                       Attention: Allan M. Chapin, Esq.

               (b) if to LKC or LKC Acquisition, to:

                   L.K. Comstock & Company, Inc.
                        LKC Acquisition Corp.
                   One North Lexington Avenue
                   White Plains, NY 10601

                   Attention: Lex A. Passman

               (c) if to Spie Enertrans, S.A., to:

                   Spie Enertrans, S.A.
                   Parc Saint-Christophe
                   Pole Edison
                   95861 Cergy-Pontoise
                   Telephone: 011 331 34 22 57 63
                   Facsimile: 011 331 34 22 61 14
                   Attention: Directeur Administratif et
                              Financier

Any notice given by mail or telegram shall be effective when received. Any notice given by telex shall be effective when the appropriate telex or telecopy answerback is received.

        SECTION 17. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO AGREES THAT IT SHALL

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BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR
RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT. SPIE ENERTRANS IRREVOCABLY DESIGNATES CT CORPORATION AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND TAKING ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT UPON THE CHOSEN COURTS AND LKC STIPULATES THAT SUCH CONSENT AND APPOINTMENT ARE IRREVOCABLE AND COUPLED WITH AN INTEREST.

        Section 18. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such

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     provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.


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     IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

                                        SPIES ENERTRANS S.A.


                                        By:  /s/ B. Cornet
                                          -------------------------------------
                                        Name:   B. Cornet
                                        Title:  C.E.O.

                                        Solely for purposes of
                                        Sections 4, 5, 6, 8, 9,
                                        10, 11, 12, 13, 14, 15,
                                        16, 17 and 18 hereof

                                        COMSTOCK GROUP, INC.


                                        By:  /s/ J. P. Salazar
                                          -------------------------------------
                                        Name:   J. P. Salazar
                                        Title:  Vice President

                                        L.K. COMSTOCK & COMPANY,
                                        INC.


                                        By:  /s/ Lester O. Wuerfl, Jr.
                                          -------------------------------------
                                        Name:   Lester O. Wuerfl, Jr.
                                        Title:  Chairman



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                                                   LKC ACQUISITION CORP.





                                                        By: /s/ Michael R.
                                                            -------------------
                                                        Name: Michael R.
                                                        Title: President





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                          MEMORANDUM OF UNDERSTANDING


This will confirm the understanding of today, August 26, 1997 concerning a clarification of Section 2 of the Indemnity and Cooperation Agreement between Spie Enertrans, S.A. ("Spie Enertrans"), Comstock Group, Inc., L.K. Comstock and Company, Inc. ("LKC") and LKC Acquisition Corp. dated as of April 3, 1997 (the "Indemnity and Cooperation Agreement") and specifically, the respective roles of Spie Enertrans and LKC with respect to Claim Recovery(1).

With respect to LKC's obligations under Section 2(a) of the Indemnity and Cooperation Agreement to wit, that LKC "shall use its best efforts to prepare, present, pursue and negotiate" the Claims, the parties agree that LKC will handle the day-to-day aspects of Claims Recovery, including but not limited to
(1) providing documents in the possession and control of LKC relating to the Claims to Spie Enertrans and its representative and to the lawyers in charge of prosecuting each Claim (the "Lawyers"), (2) making LKC's employees reasonably available to Spie Enertrans and its representative and to the Lawyers, (3) keeping Spie Enertrans and its representative advised on a timely and prompt basis of all material developments in connection with recovery of all Claims, and (4) referring all material matters in connection with recovery of the claims to Spie Enertrans and its representative; and Spie Enertrans will supervise, direct and control the Claims recovery effort, including but not limited to making all material decisions in connection with the recovery of all Claims. In that connection, Spie Enertrans will have direct access to the Lawyers for each claim and LKC agrees to send a letter to its Lawyers in the form of the letter annexed as Exhibit A hereto.

Spie Enertrans hereby assures you and confirms that in connection with the recovery of the Claims, Spie Enertrans will not hold LKC responsible and will not seek to recover damages from LKC unless LKC fails to comply with its obligations under Section 2 of the Indemnity and Cooperation Agreement as clarified herein.

The foregoing will be confirmed in a letter from Pierre Fortune on behalf of Spie Enertrans to Pierre Lescaut on behalf of LKC, who shall countersign the letter and return it to Spie Enertrans.


Spie Enertrans, S.A.                           L.K. Comstock and Company, Inc.
by its Representative



by: /s/ Jean Coret                             by: /s/ Lex A. Passman
    --------------------------                     ----------------------------
    Jean Coret                                     Lex A. Passman







------------------------
(1) All terms used herein have the same definitions as the terms used in the Indemnity and Cooperation Agreement.